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                       FARM BUREAU LIFE INSURANCE COMPANY
            5400 University Avenue, West Des Moines, Iowa 50266-5997

                 UNIVERSAL CHILDREN'S TERM LIFE INSURANCE RIDER

          This rider is a part of the policy to which it is attached.

                            SECTION 1 - DEFINITIONS

1.1  YOU OR YOUR

     means the person whose life is insured under the policy.

1.2  COVERED CHILD

     means your child, your stepchild or your legally adopted child, who:

     a) is named in the application for this rider and who is less than age 18 on the date of such application; or

     b) after the date of such application, is born to you or legally adopted by you before such child is age 18.

1.3  EFFECTIVE DATE

     means the date shown for this rider on page 3 of the policy.

                         SECTION 2 - GENERAL PROVISIONS

2.1  DEATH BENEFIT

     We will pay the amount of this rider to the beneficiary of this rider:

     a) within two months after receipt by us of due proof of a covered child's death;

     b)   if a covered child dies:

          i)   after such covered child is 7 days old; and

          ii)  before such covered child's 23rd birthday;

     c) if the policy and this rider are in force on the date of a covered child's death with all needed monthly deductions paid; and

     d)   subject to the terms and conditions of the policy and this rider.

2.2  AMOUNT OF THIS RIDER

     The amount of term insurance under this rider is shown on page 3 of the policy.

2.3  DEATH BENEFIT CHANGES

     The owner may change the amount of this rider at any time after the first policy year subject to the following rules:

     a)   The change must be in writing in a form acceptable to us.

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     b)   It must be signed by the owner.

     c) The form must be sent to us and, if proof of insurability is required, such proof must be acceptable to us.

     d)   We will issue a new page 3 for any change in amount of this rider.

     Any decrease will be effective on the monthly deduction day coinciding with or next following our receipt of the request. Any reduction will be in the following order:

     a)   against the most recent increase in insurance;

     b)   against the next most recent increases reduced in succession;

     c)   against the initial amount.

     In no event will the current amount of this rider be more than the specified amount of the policy. Any decrease is also subject to a minimum amount remaining of $10,000.

     Any increase will require proof of insurability. An approved increase will have an effective date as shown on the new page 3.

2.4  INCONTESTABLE CLAUSE

     We will not contest payment of this rider for any reason other than fraud after this rider has been in force during such covered child's lifetime for two years from the effective date.

     We will not contest payment of any increases in the amount of this rider for any reason other than fraud after the increases have been in force during such covered child's lifetime for two years from the effective date of each increase.

2.5  MISSTATEMENT OF AGE OR SEX

     We have the right to correct benefits for misstated age or sex. In such an event, benefits will be the amount the monthly deduction actually made would have bought at the correct age or sex.

2.6  SUICIDE

     If, within one year of the effective date, a covered child dies by suicide, whether sane or insane, our liability is limited to the monthly deductions paid for this rider.

     Any increase in death benefits resulting from an increase in the amount of this rider will not be paid if a covered child dies from suicide, while sane or insane, within one year of the date of such increase. Instead, we will return an amount equal to the cost of insurance for such increase in the amount of this rider.

2.7  TERMINATION

     All rights and benefits under this rider will end when any one of the following events occurs:

     a) the owner requests that the policy or rider be cancelled or fully converted;

     b) the grace period specified in the policy ends without payment of the monthly deductions; or

     c)   conversion, expiry, maturity or termination of the policy.

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2.8  POLICY PROVISIONS APPLY

     The cash value and policy loan provisions of the policy, if any, will not apply to this rider. All other provisions not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

                    SECTION 3 - OWNERSHIP AND BENEFICIARIES

3.1  OWNERSHIP

     The owner of the policy will be the owner of this rider.

3.2  BENEFICIARY

     Beneficiaries for this rider are as named in the application, unless changed by the owner. The rider's beneficiaries may be different from the policy's beneficiaries.

                SECTION 4 - MONTHLY DEDUCTIONS AND REINSTATEMENT

4.1  MONTHLY DEDUCTIONS

     The monthly deductions for this rider are to be paid on the same dates, in the same manner, and under the same conditions as the monthly deductions for the policy to which this rider is attached. Monthly deductions for this rider are due until this rider terminates. The monthly deduction for this rider will be $0.25 per $1,000 of coverage under this rider.

4.2  REINSTATEMENT

     This rider may be reinstated along with the policy subject to the requirements of the policy and the following:

     a) You must provide proof of good health and insurability satisfactory to us for each covered child who would be insured under this rider upon such reinstatement.

     b) All unpaid monthly deductions must be paid with interest. We will set the interest rate, but it will not exceed 6% per year.

                             SECTION 5 - CONVERSION

5.1  CONVERSION PRIVILEGE

     The owner may convert coverage under this rider to a new policy on any covered child without proof of insurability if the policy and this rider are in force with all needed monthly deductions paid. Application for conversion must be made during such child's conversion period and before termination of this policy and rider.

5.2  CONVERSION PERIOD

     The conversion period for each covered child expires on the earlier of:

     a)   such covered child's 23rd birthday; or

     b)   60 days after your death.

5.3  CONVERSION REQUIREMENTS

     Such conversion is subject to the following rules:

     a)   The owner must send us a written request, on our form.

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     b)   The owner must pay the first premium on the new policy.

     c) The policy date of the new policy will be the date of termination of the covered child's coverage under this rider.

     d) In no event will the new policy become effective, unless such covered child is living on the policy date of the new policy.

     e) The face amount of the new policy may not exceed the face amount of this rider in effect on the date of the request.

     f) The new policy must comply with our published rules in effect on the date of issue of the new policy.

     g) The premium for the new policy will be our rate for such covered child's age on the policy date of the new policy for the same premium class as this rider.

     h) The new policy will be subject to the same exceptions, exclusions and restrictions, if any, as this rider.

     i) The new policy may be any form of single-life permanent life insurance policy then being offered by us.

     j) Our consent and proof of such covered child's insurability are required to add any other benefit riders to the new policy, including the waiver of charges rider.

     /s/ Edward M Weiderstein
                    President